Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-3 (333-163036) and related Prospectus of Babcock & Brown Air Limited for the registration of common shares, preference shares, debt securities, warrants, subscription rights and units and to the incorporation by reference therein of our reports dated March 18, 2008, with respect to the consolidated financial statements of JET-i Leasing LLC included in Babcock & Brown Air Limited’s Annual Report (Form 20-F) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
/s/  Ernst & Young LLP
San Francisco, California
December 16, 2009